Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 7, 2012

$[—] AutoCallable Yield Notes due June 19, 2013 Linked to the Lesser Return of Brent Crude and Copper Global Medium-Term Notes, Series A, No. C-424

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	June 15, 2012

Issue Date:	June 20, 2012

Final Valuation Date:	June 14, 2013*

Maturity Date:	June 19, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Commodities:†

The settlement price of Brent Crude (futures contract) (“Brent Crude”), as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for Brent Crude is “CO1 <Comdty>”.

The settlement price of “Copper”, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “LOCADY <Comdty>”.

Each of Brent Crude and Copper is referred to in this preliminary pricing supplement as a “Commodity” and collectively as the “Commodities”.

Periodic Amounts:

2.50% - 3.00%*** ($2.50 to $3.00*** per $1,000 Note) payable quarterly in arrears on each Periodic Amount Payment Date.

***     The actual Periodic Amount will be determined on the Initial Valuation Date and will not be less than 2.50%.

Periodic Amount Payment Dates:	September 20, 2012, December 20, 2012, March 20, 2013 and the Maturity Date, subject to the following (unadjusted) business day convention.

Automatic Call:	On any Call Valuation Date, if the Settlement Price of each Commodity on such Call Valuation Date is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date a cash payment per $1,000 principal amount Note equal to 100% of the principal amount (subject to the creditworthiness of the Issuer) of your Notes together with any Periodic Amount, if applicable, that will be payable as of the relevant scheduled Periodic Amount Payment Date. Note that subsequent to the Automatic Call, no additional Periodic Amounts will be payable.

Call Valuation Dates:	The third scheduled trading day immediately preceding each of the Periodic Amount Payment Dates scheduled to occur on September 20, 2012, December 20, 2012 and March 20, 2013; provided, however, that if a Market Disruption Event occurs or is continuing with respect to either Commodity on a day that otherwise would be a Call Valuation Date (the “scheduled date”), the relevant Call Valuation Date shall be the first scheduled trading day preceding the scheduled date on which no Market Disruption Event occurs or is continuing with respect to either Commodity.

Tax Allocation of the Periodic Amounts on the Notes:	Deposit Income: [—]% of the amount of the Periodic Amount Put Premium: [—]% of the amount of the Periodic Amount

Early Redemption Date:	With respect to a Call Valuation Date, the Periodic Amount Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive on the Maturity Date, in addition to the final Periodic Amount, a cash payment determined as follows:

•        If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is equal to or greater than the 0%, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Commodity Return of the Lesser Performing Commodity]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Commodity from its Initial Level to its Final Level. If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, the payment at maturity will be based solely on the Commodity Return of the Lesser Performing Commodity, and the performance of the Commodity that is not the Lesser Performing Commodity will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity or on any early redemption date, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Settlement Price of a Commodity is less than the Knock-In Barrier applicable to such Commodity on any scheduled trading day during the Observation Period; provided, however, that, if a Market Disruption Event (as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement) occurs with respect to a Commodity on a scheduled trading day during the Observation Period, the Settlement Price of such Commodity on such scheduled trading day will be disregarded for purposes of determining whether a Knock-In Event occurs.

Knock-In Barrier:

With respect to Brent Crude, [—], the Initial Level of the Brent Crude multiplied by 62%, rounded to the nearest hundredth.

With respect to Copper, [—], the Initial Level of Copper multiplied by 62%, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Lesser Performing Commodity:	The Commodity with the lower Commodity Return, as calculated in the manner set forth below.

Commodity Return:	With respect to a Commodity, the performance of such Commodity from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to Brent Crude, [—], the settlement price of Brent Crude on the Initial Valuation Date. With respect to Copper, [—], the settlement price of Copper on the Initial Valuation Date.

Final Level:	With respect to a Commodity, the settlement price of the Commodity on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TAK3 and US06741TAK34

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement. If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day. If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.
†	For reference purposes only, the values of the Commodities on the initial valuation date and the final valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the values specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the values determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	2.25%	97.75%
Total	$	$	$

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010 as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of Brent Crude is 101.87, (ii) the Initial Level of Copper is 7,517.00, (iii) the Knock-In Barrier with respect to the Brent Crude is 63.16 (the hypothetical Initial Level of the Brent Crude multiplied by 62.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier with respect to Copper is 4,660.54 (the hypothetical Initial Level of Copper multiplied by 62.00%, rounded to the nearest hundredth), (v) no Market Disruption Event occurs with respect to either Commodity during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes and do not take into account any Periodic Amounts that may be payable.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, the Settlement Price of the Brent Crude on any scheduled trading day during the Observation Period is less than its Knock-In Barrier (i.e., 63.16, given the assumed Initial Level set forth above) or the Settlement Price of Copper on any scheduled trading day during the Observation Period is less than its Knock-In Barrier (i.e., 4,660.54, given the assumed Initial Level set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Commodity Return of the Lesser Performing Commodity is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final Periodic Amount, a payment at maturity equal to the principal amount of your Notes.

PPS-2

Step 2: Determine the Commodity Return of the Lesser Performing Commodity.

To determine the Commodity Return of the Lesser Performing Commodity, the Calculation Agent will first calculate the Commodity Return of the Brent Crude and the Commodity Return of Copper and then determine which Commodity has the lower Commodity Return. The Commodity with the lower Commodity Return will be the Lesser Performing Commodity and its Commodity Return will be the Commodity Return of the Lesser Performing Commodity. The Commodity Return of a Commodity is calculated by the Calculation Agent equal to the performance of such Commodity from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Commodity Return of the Lesser Performing Commodity, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Commodity Return of the Lesser Performing Commodity. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performance for the Commodities:

Brent Crude Final Level	Copper Final Level	Brent Crude Return	Copper Return	Commodity Return of The Lesser Performing Commodity	Payment at Maturity* (excluding any Periodic Amounts)
203.74	15,785.70	100.00%	110.00%	100.00%	$1,000
193.55	14,658.15	90.00%	95.00%	90.00%	$1,000
188.46	13,530.60	85.00%	80.00%	80.00%	$1,000
173.18	12,027.20	70.00%	60.00%	60.00%	$1,000
168.09	12,027.20	65.00%	60.00%	60.00%	$1,000
152.81	12,027.20	50.00%	60.00%	50.00%	$1,000
147.71	10,147.95	45.00%	35.00%	35.00%	$1,000
132.43	10,523.80	30.00%	40.00%	30.00%	$1,000
122.24	10,147.95	20.00%	35.00%	20.00%	$1,000
112.06	8,644.55	10.00%	15.00%	10.00%	$1,000
101.87	7,517.00	0.00%	0.00%	0.00%	$1,000
112.06	7,141.15	10.00%	-5.00%	-5.00%	$950.00
91.68	8,268.70	-10.00%	10.00%	-10.00%	$900.00
103.91	6,013.60	2.00%	-20.00%	-20.00%	$800.00
71.31	5,637.75	-30.00%	-25.00%	-30.00%	$700.00
61.12	6,013.60	-40.00%	-20.00%	-40.00%	$600.00
56.03	3,758.50	-45.00%	-50.00%	-50.00%	$500.00
50.94	3,006.80	-50.00%	-60.00%	-60.00%	$400.00
30.56	3,006.80	-70.00%	-60.00%	-70.00%	$300.00
25.47	1,503.40	-75.00%	-80.00%	-80.00%	$200.00
10.19	1,503.40	-90.00%	-80.00%	-90.00%	$100.00
5.09	0.00	-95.00%	-100.00%	100.00%	$0.00

*	per $1,000 principal amount Note

PPS-3

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: Brent Crude increases from an Initial Level of 101.87 to a Final Level of 152.81 and Copper increases from an Initial Level of 7,517.00 to a Final Level of 12,027.20.

Because the Commodity Returns of both Commodities are positive, the Commodity Return of the Lesser Performing Commodity is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: Brent Crude increases from an Initial Level of 101.87 to a Final Level of 112.06 and Copper decreases from an Initial Level of 7,517.00 to a Final Level of 7,141.15.

Because the Commodity Return of Brent Crude is positive and the Commodity Return of Copper is negative, Copper is the Lesser Performing Commodity and the Commodity Return of the Lesser Performing Commodity is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Commodity Return of the Lesser Performing Commodity]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: Brent Crude decreases from an Initial Level of 101.87 to a Final Level of 61.12 and Copper decreases from an Initial Level of 7,517.00 to a Final Level of 6,013.60.

Because the Commodity Return of the Brent Crude of -40.00% is lower than the Commodity Return of Copper of -20.00%, the Brent Crude is the Lesser Performing Commodity and the Commodity Return of the Lesser Performing Commodity is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Commodity Return of the Lesser Performing Commodity]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Commodity. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Commodity, the Final Valuation Date will be postponed. If such postponement occurs, the Final Levels of the Commodities shall be determined using the Settlement Prices of the Commodities on the first following scheduled trading day. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Commodity on the fifth day, the Calculation Agent will determine the Final Level of the Commodity unaffected by such Market Disruption Event using the Settlement Price of such Commodity on such fifth day, and will make an estimate of the Settlement Price of the Commodity affected by such Market Disruption Event that would have prevailed on that fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the Final Valuation Date is postponed, the Observation Period will be extended to, and including, the Final Valuation Date as postponed.

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•	Exposure to Commodities—The “automatic call” feature described above and the payment at maturity, if any, is linked to Brent Crude and Copper.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

PPS-4

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue

Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Commodities (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final Periodic Amount on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final Periodic Amount on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. If your Notes are so treated, you may be required to include as ordinary income the entire Periodic Amount on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Commodities, in which case you may be required to include as ordinary income the entire Periodic Amount on the Notes (and not just the interest on the Deposit).

PPS-5

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” (which may include your Notes) generally include any financial accounts maintained by foreign financial institutions as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Periodic Amount at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Commodities. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Commodity Return of the Lesser Performing Commodity falls below 0%. If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Commodity from its Initial Level to its Final Level and you may lose some or all of your principal.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, if on any Call Valuation Date the Settlement Price of each Commodity is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any unpaid periodic amount that would be payable through the relevant scheduled Interest Payment Date, if applicable. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. The Periodic Amount will not be payable after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Commodity Return of Brent Crude or the Commodity Return of Copper or both are greater than 0%. Accordingly, the maximum return you can receive over the term of the Notes will be the principal amount of your Notes plus the Periodic Amounts paid during the term of the Notes.

•

If A Knock-In Event Occurs, Payment at Maturity on the Notes is Solely Linked to the Commodity Return of the Lesser Performing Commodity—If a Knock-In Event occurs, any payment at maturity (other than the final Periodic

PPS-6

Amount) due on your Notes will be linked solely to the Commodity Return of the Lesser Performing Commodity. The payment at maturity, if any, will not reflect the performance of the Commodity that is not the Lesser Performing Commodity. For example, if the Commodity Return of the Lesser Performing Commodity is less than 0%, even though the Commodity that is not the Lesser Performing Commodity appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation. Similarly, if each of the Commodities have a negative Commodity Return, the amount of your investment that you will lose at maturity will be calculated based solely on the Commodity Return of the Lesser Performing Commodity and will not be limited in any way by virtue of the fact that the Commodity Return of the other Commodity was greater than the Commodity Return of the Lesser Performing Commodity. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Commodity that is not the Lesser Performing Commodity.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the payment of any Periodic Amounts or any payment upon early redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Principal Protection—If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Commodity Return of the Lesser Performing Commodity is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Commodity from its Initial Level to its Final Level and you may lose some or all of the principal amount of your notes.

•	Return Limited to the Periodic Amounts—Your return is limited to the Periodic Amounts. You will not participate in any appreciation in the level of either Commodity.

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Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Levels of the Commodities at any Time Other Than the Settlement Prices of the Commodities on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any levels of the Commodities other than the Settlement Price of each Commodity on the Call Valuation Dates (subject to adjustments as described in the prospectus supplement). Therefore, if on a Call Valuation Date the Settlement Price of each Commodity increases to a level greater than its respective Initial Level, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the levels of the Commodities prior to such increase at a time when the level of either Commodity was below its Initial Level.

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Whether or Not a Knock-In Event occurs Depends on the Settlement Price of an Commodity as Compared to the Knock-In Barrier applicable to such Commodity on Any Scheduled Trading Day During the Observation Period—A Knock-In Event occurs if, as determined by the Calculation Agent, on any scheduled trading day during the Observation Period the Settlement Price of an Commodity is less than the Knock-In Barrier applicable to such Commodity (subject to the occurrence of any market disruption event as described under “Knock-In Event” on the cover page of this preliminary pricing supplement). Therefore, if the level of an Commodity drops on any scheduled trading day during the Observation Period, resulting in its Settlement Price on such scheduled trading day being less than the Knock-In Barrier applicable to such Commodity, any payment at the maturity of your Notes will be fully exposed to any decline of the Lesser Performing Commodity from its Initial Level to its Final Level and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had the occurrence of a Knock-In Event been linked to the level of the Commodity prior to such drop at a time when the level of the Commodity were at or above the applicable Knock-In Barrier.

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If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Level of the Commodities at Any Time Other than the Final Levels of the Commodities on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Commodity Return of the Lesser Performing Commodity and the payment at maturity will not be made based on any level of the Commodities other than the Final Level of each Commodity on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Knock-In Event occurs and the Final Level of the Commodity that is the Lesser Performing Commodity dropped on the Final Valuation Date to a level lower than its Initial Level, your Notes will be fully exposed to any decline of the Lesser Performing Commodity from its Initial Level to its Final Level and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Commodities prior to such drop at a time when the levels of the Commodities were at or above their respective Initial Levels

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Holding the Notes is not the Same as Owning Brent Crude, Futures Contracts for Brent Crude or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased Brent Crude or Copper, futures contracts for Brent Crude or Copper or exchange-traded or over-the-counter instruments based on the price of Brent Crude or Copper. You will not have any rights that holders of such assets or instruments have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the Periodic Amount treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. Similarly, the Internal Revenue Service and Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the Periodic Amount treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Commodities on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of the reference asset, and of the prices of exchange-traded futures contracts for the purchase or delivery of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	global supply and demand for the reference asset, and supply and demand for exchange-traded futures contracts for the purchase or delivery of the reference asset;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the reference asset and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in

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some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of reference asset and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the reference asset, therefore, the value of the Notes.

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Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets—Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the reference asset will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Notes.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as Brent Crude are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation also authorizes the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also authorizes the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the reference asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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The Notes May Be Subject to Certain Risks Specific to Brent Crude—Brent Crude is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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The Notes May Be Subject to Certain Risks Specific to Copper—Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

Historical Information

The following graph sets forth the historical performance of the Commodities based on the daily Settlement Prices of the Commodities from January 2, 2004 through May 31, 2012. The Settlement Price of Brent Crude on May 31, 2012 was 101.87. The Settlement Price of Copper on May 31, 2012 was 7,517.00.

We obtained the Commodity Settlement Prices below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Commodities should not be taken as an indication of future performance, and no assurance can be given as to the Settlement Prices of the Commodities on the Final Valuation Date. We cannot give you assurance that the performance of the Commodities will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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